Exhibit 99.1

                Antigenics Reports Phase 3 Results for
 Oncophage in Kidney Cancer; Study Did Not Meet Endpoints; Number of
                   Events Insufficient for Analysis

    NEW YORK--(BUSINESS WIRE)--March 24, 2006--Antigenics Inc.
(NASDAQ: AGEN):

    -- Independent Panel Review Found Number of Events That Occurred
        Was Significantly Lower Than That Reported by Investigators

    -- Company to Focus on Further Data Analysis and Early-Stage
        Development Programs

    -- Conference Call Scheduled for 9 a.m.

    Antigenics Inc. (NASDAQ: AGEN) today announced top-line results from its Phase 3 study of Oncophage(R) (vitespen) in kidney cancer patients who are at high risk of recurrence after surgery. The analysis was triggered based on the number of events (defined as recurrence of disease or death of a patient prior to recurrence) reported by study investigators. However, an independent review by the trial's Clinical Events Committee (CEC) revealed that a substantially smaller number of events had actually occurred. The analysis showed a trend in favor of Oncophage for recurrence-free survival (the study's primary endpoint), and a trend against Oncophage for overall survival (secondary endpoint); both findings were not statistically significant.
    The results of the CEC review revealed that the required number of events to conduct analysis of the recurrence-free survival endpoint was not met. The analysis of the overall survival endpoint is considered an interim assessment. At this time it is unclear as to why opposing trends were observed between recurrence-free survival and overall survival. There is no readily apparent adverse safety signal associated with the vaccine that the company believes could be contributing to this finding. Antigenics is continuing to conduct a thorough review of the safety and efficacy data, and plans to meet with the US Food and Drug Administration at the end of April to discuss the findings from this trial.
    The company expects to subsequently present these data at scientific meetings and will work with study investigators to publish the findings in a peer-reviewed medical journal.
    "We believe that further work is necessary to properly interpret these results," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "Upon completion of full analysis of the data, we will further refine our Oncophage strategy, which includes testing Oncophage in combination with other agents, and development of a higher-activity Oncophage. We will move expeditiously and in a fiscally responsible manner to complete this process in the coming weeks."
    The Phase 3, randomized, international, multicenter, open-label trial (C-100-12) involved 728 eligible patients whose renal cell carcinoma was at high risk of recurrence after nephrectomy (surgical removal of the diseased kidney). Patients were randomized in a 1:1 ratio into two arms: nephrectomy plus Oncophage vaccination (treatment arm) or nephrectomy alone (observation arm). The arms were well balanced for all known prognostic factors. Although the study protocol required that eligible patients be free of disease at baseline, an independent review by the trial's Clinical Events Committee subsequently found that of the 728 patients enrolled in the trial, 124 had disease at baseline. Furthermore, of the 218 events reported by investigators, 92 of these occurred in patients who had metastatic or residual disease at baseline. These patients should have been deemed ineligible for the trial but were included in the intent-to-treat
(ITT) analysis, per statistical convention. The CEC consisted of two primary radiologists who reviewed all available patient images, and an adjudicating radiologist and oncologist.

    Next Steps

    In view of these results, the company has decided to suspend Part 2 of the kidney cancer trial until the data from Part 1 are fully analyzed. Antigenics expects additional analysis of the data will be completed within the next four to six weeks, with full analysis to be presented at a scientific meeting. The company will continue to follow the large number of patients in the trial who have yet to undergo an event (disease recurrence or death). Patients who are currently receiving Oncophage in the trial will continue to receive vaccine, as will patients in other ongoing Oncophage studies.
    Antigenics will also implement a restructuring plan, with the expectation of further reducing its burn rate immediately. This restructuring will involve temporarily discontinuing all late-stage clinical programs and concentrating on Phase 1 and preclinical programs, including Aroplatin(TM), AG-707, higher-activity Oncophage and AU-801. In addition, Antigenics will continue to support and develop its QS-21 business partnerships, with the goal of generating royalties as early as 2009.

    Conference Call Information

    Antigenics executives will host a conference call at 9:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or
706.679.7741 (international); the access code is 7125894. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on April 7, 2006. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 7125894. The replay will also be available on the company's website approximately two hours after the live call.

    About Antigenics

    Antigenics is a biotechnology company working to develop treatments for cancers, infectious diseases and autoimmune disorders.

    This press release contains forward-looking statements, including statements regarding the company's planned analysis of the Oncophage
Part 1 trial data; the potential publication of such data and the future development of Oncophage; the company's plans for restructuring and reduction of its burn rate; its future preclinical and Phase 1 clinical programs involving Aroplatin, AG-707, higher-activity Oncophage and AU-801; and its corporate partnering activities, including future revenue from such collaborations involving Aroplatin and QS-21. These risks and uncertainties include, among others, the risk of unfavorable data resulting from further analysis of the Oncophage Part 1 trial data; retention of key employees; clinical trial enrollment; decisions by corporate partners; decisions by regulatory agencies; timing and results of preclinical studies; and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-K as filed with the Securities and Exchange Commission on March 15, 2006. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.



    CONTACT: for Antigenics Inc.
             Corporate Communications:
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com
             or
             Investor Relations
             Shalini Sharp, 800-962-2436
             ir@antigenics.com